Exhibit 99.1

X-Rite Announces Fourth Quarter and Full Year 2010 Financial Results

Strong Fourth Quarter Completes a Year of Double Digit Growth

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--March 1, 2011--X-Rite, Incorporated (NASDAQ:XRIT) today announced its financial results for the fourth quarter and full fiscal year ended January 1, 2011. The Company’s results reflect broad market strength across all regions and indicate growing success of the Company’s go to market initiatives to bring new products and services to an expanding marketplace.

Financial Highlights

  Fourth quarter 2010 net sales of $59.0 million, up 17.8 percent from the fourth quarter 2009
  Fourth quarter 2010 operating income of $9.0 million, up $7.5 million from the fourth quarter 2009
  Fourth quarter 2010 fully diluted earnings per share of $0.05 per share, compared to negligible earnings per share for the fourth quarter 2009
  Fourth quarter adjusted EBITDA of $15.0 million, up 18.4 percent from the fourth quarter 2009. Adjusted EBITDA was 25.5 percent of net sales in the fourth quarter 2010 versus 25.3 percent of net sales in the fourth quarter 2009
  Strong year to date cash flow before financing of $31.4 million or 14.1 percent of sales
  Reduced debt by $10.8 million in the fourth quarter, and $47.0 million in 2010, including the pay off of the Second Lien Credit Facility in September 2010

Reported net sales for the fourth quarter were $59.0 million, a 17.8 percent increase versus the prior year. Three month earnings per fully diluted share in the quarter were $0.05 per share. The Company’s net sales for the full year were $222.7 million, an increase of 16.2 percent versus prior year net sales of $191.7 million. Twelve month earnings per fully diluted share were $0.04 compared to a loss of $(0.33) per share for 2009. The Company’s sales for the year increased in all core product lines and geographic regions. Leading year-over-year growth were the Company’s Industrial, Imaging and Media, and Standards product lines which increased by 22.8, 18.3, and 16.0 percent, respectively. For the year, the Company experienced growth in all regions of the world, including increases in Asia Pacific, Europe and the Americas of 21.1, 18.1, and 11.7 percent, respectively, versus 2009.

Thomas J. Vacchiano Jr., the Company's Chief Executive Officer, stated, "The strong fourth quarter sales, operating performance and financial results capped a very solid fiscal year. The year represented a period of accelerating progress on the product and market development fronts with several new product introductions, customer design wins, and market initiatives, all delivered while continuing to enjoy a strong financial performance with marked improvement in operating income, cash flow, and debt reduction.”

With the cost reductions achieved in 2009 and continued cost management in 2010, the Company successfully leveraged higher sales into substantially improved financial results. Full year and fourth quarter 2010 operating income of $29.0 million and $9.0 million, respectively, reflected a dramatic increase compared to the prior full year and fourth quarter operating income of $3.8 and $1.5 million, respectively. Operating income as a percent of net sales increased to 13.0 percent and 15.1 percent, respectively, for the year and fourth quarter ended 2010, compared to 2.0 percent and 3.1 percent for the same periods in 2009.

Adjusted EBITDA of $15.0 million and $56.3 million for the fourth quarter and full year increased by $2.3 million and $11.7 million, or 18.4 percent and 26.0 percent, respectively, compared to the same periods in 2009. The improved operating results combined with working capital efficiencies resulted in cash flow before financing activities of $31.4 million, or 14.1 percent of sales, for the year. Cash flow before financing activities for 2010 increased by $7.1 million, or 29.2 percent, compared to 2009.

Total debt payments for the quarter and year were $10.8 million and $47.0 million, respectively. The Company reduced net debt from secured credit facilities by $29.6 million to $124.9 million compared to $154.5 million at the year-end 2009.

Rajesh K. Shah, the Company’s Chief Financial Officer, commented, “I am pleased that the Company’s financial performance has been able to support product and market investments to drive growth while at the same time we have remained focused on improving our capital structure as highlighted by our current year and two year cumulative secured debt repayments of $47.0 and $92.7 million, respectively. We will remain attentive to the need to deliver improving financial results while still investing in our future."

Vacchiano closed by saying, "The continued improvement in revenue and profitability is a result of our initiatives as well as improved market conditions. We commence 2011 with a strong product portfolio and with more exciting product introductions planned for 2011. We believe we have the momentum and opportunities for continued growth across all our core product lines and regions in 2011. At this point, we expect to report double digit sales growth in the first quarter of 2011 compared to the first quarter last year."

Conference Call

X-Rite invites all interested parties to listen to the live webcast discussing the fourth quarter results on Tuesday, March 1, at 11:00 a.m. EST. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer, and Rajesh K. Shah, the Company’s Chief Financial Officer. You can access the webcast and conference call financial presentation at ir.xrite.com. If you would like to dial in to the live call, please call 616-803-2203 and the number will be provided. An archived version of this webcast will be available on X-Rite’s Web site shortly after the live broadcast.

About X-Rite

X-Rite is a global leader in color science and technology. The Company, which includes design industry color leader Pantone LLC, develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting principles (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures used by X-Rite include adjusted EBITDA, net debt, and net debt from secured credit facilities, and cash interest expense. Adjusted EBITDA is defined as net income adjusted for interest, taxes, depreciation, amortization, restructuring and other related charges, share based compensation, gains/losses on life insurance, foreign currency, property tax assessment on the former headquarters, and sales of assets. Net debt is defined as the Company’s total indebtedness less cash. Net debt from secured credit facilities excludes the mandatorily redeemable preferred stock transaction from the Company’s net debt calculation. Cash interest expense is defined as the value of the period’s reported interest expense that requires a cash settlement. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at www.xrite.com.

Forward-looking Statements

This release contains forward-looking statements based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “model,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from forward-looking statements made by the Company. These risks and uncertainties include, but are not limited to, risks associated with our international operations; our substantial debt level; the possibility that the market for the sale of certain products and services may not develop as expected; our ability to protect our intellectual property rights; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing our cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of our manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions; the economic downturn in the global economy; and other risks that are described from time to time under the heading “Risk Factors” in our annual and quarterly reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this release. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

EXHIBIT 1
Consolidated Income Statement
(unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010

Net Sales	$59.0	$50.1	$222.7	$191.7

Cost of sales	23.9	23.0	89.6	81.1

Gross profit	35.1	27.1	133.1	110.6
Gross margin	59.5%	54.1%	59.8%	57.7%

Operating expenses:
Selling and marketing	14.9	13.3	56.4	51.9
Research, development and engineering	6.1	5.6	23.7	22.6
General and administrative	5.1	6.3	22.0	27.9
Restructuring and other related charges	-	0.4	2.0	4.4
	26.1	25.6	104.1	106.8
Operating income	9.0	1.5	29.0	3.8

Interest expense	(5.9)	(7.8)	(28.0)	(33.5)
Write-off of deferred financing costs	-	-	(1.1)	(2.3)
Other income	0.3	3.3	1.5	2.1

Gain (loss) before income taxes	3.4	(3.0)	1.4	(29.9)

Income tax benefit	(0.6)	(3.1)	(2.2)	(4.7)

Net income (loss)	$4.0	$0.1	$3.6	$(25.2)

Earnings Per Share
Basic and diluted	$0.05	$-	$0.04	$(0.33)

EXHIBIT 2
Net Sales by Product Line
(unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
Imaging and Media	$22.4	$18.5	$87.6	$74.1
Industrial	14.9	13.3	51.6	42.0
Standards	9.5	7.9	37.7	32.5
Support Services	6.7	5.9	26.5	23.3
Retail	4.5	3.4	15.3	14.3
Other	1.0	1.1	4.0	5.5
Total	$59.0	$50.1	$222.7	$191.7

EXHIBIT 3
Consolidated Condensed Balance Sheet
(unaudited)
(in millions)

	January 1,	January 2,
	2011	2010

Cash	$11.7	$29.1
Accounts Receivable	31.8	29.9
Inventory	27.7	28.5
Other Current Assets	5.7	10.4
Goodwill and Other Intangible Assets	302.8	314.8
Other Non-Current Assets	59.4	61.8
Total Assets	439.1	474.5

Accounts Payable	12.9	10.5
First and Second Lien Credit Facilities	136.6	183.6
Mandatorily Redeemable Preferred Stock(1)	36.4	29.8
Other Liabilities	31.7	38.5
Total Liabilities	217.6	262.4

Shareholders' Investment	221.5	212.1

Total Liabilities and Shareholders' Investment	$439.1	$474.5

Net Debt Calculation
(unaudited)
(in millions)

	January 1,	January 2,
	2011	2010
Net Debt
First and Second Lien Credit Facilities	$136.6	$183.6
Less: Cash	(11.7)	(29.1)
Subtotal: Net Debt from secured credit facilities	124.9	154.5
Mandatorily Redeemable Preferred Stock(1)	36.4	29.8
Total Net Debt(1)	$161.3	$184.3

(1) Net of $10.6 and $14.1 million Discount on Mandatorily Redeemable Preferred
Stock as of January 1, 2011 and January 2, 2010, respectively.

EXHIBIT 4
Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Twelve Months Ended
	January 1,	January 2,
	2011	2010

Net income (loss)	$3.6	$(25.2)
Non-cash adjustments to net income (loss):
Depreciation	6.2	6.4
Amortization	16.2	20.1
Non-cash interest expense	11.1	11.8
Deferred financing cost write-off	1.1	2.3
Other	2.4	4.1
Sub-total non-cash adjustments	37.0	44.7
Changes in operating assets and liabilities	2.3	0.8
Net Cash provided by operating activities	42.9	20.3

Net Cash (used for) provided by investing activities	(11.5)	4.0

Cash flows before financing activities	31.4	24.3

Net Cash used for financing activities	(46.4)	(48.4)

Effect of exchange rate changes on cash	(2.4)	2.4

Net decrease in cash	(17.4)	(21.7)
Cash, beginning of period	29.1	50.8
Cash, end of period	$11.7	$29.1

EXHIBIT 5
Adjusted EBITDA as defined by Credit Agreements
(unaudited)
(in millions)

	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010

Net income (loss)	$4.0	$0.1	$3.6	$(25.2)

EBITDA Adjustments:
Depreciation	1.6	1.6	6.2	6.4
Amortization	4.0	4.3	16.2	20.1
Restructuring and other related costs	-	0.4	2.0	5.0
Share-based compensation	0.3	1.4	2.7	4.9
Net interest expense and write-off of deferred financing costs	5.9	7.8	29.1	35.8
Currency gain (loss)	(0.1)	0.8	(1.6)	2.5
Income tax benefit	(0.6)	(3.1)	(2.2)	(4.7)
(Gain) loss on sale of assets	(0.1)	(3.9)	0.3	(4.4)
Other	-	3.3	-	4.2
	11.0	12.6	52.7	69.8

Adjusted EBITDA based on credit agreement	15.0	12.7	56.3	44.6

Net Sales	59.0	50.1	222.7	191.7

Adjusted EBITDA Margin(1)	25.5%	25.3%	25.3%	23.3%

(1)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA into Net Sales. These calculations were performed on the actual results and not rounded figures.

CONTACT:
X-Rite, Incorporated
Rajesh K. Shah, CFO
616-803-2143
rshah@xrite.com